EXHIBIT 99.1

The Chemours Company Announces Changes to its Board of Directors

Curtis Crawford retires from Board, Alister Cowan appointed director

Wilmington, Del., November 22, 2023 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, today announces two changes to its Board of Directors.

On November 17, 2023, Board member, Curtis J. Crawford, Ph.D. retired from the Board effective November 22, 2023. Also, effective November 22, 2023, Alister Cowan BA, CA, has been appointed to serve as a director.

“On behalf of our entire Board I want to thank Curt for his dedication, leadership, valuable insights, and service to the stakeholders of Chemours since its founding as an independent company. We benefited from his distinguished career in business and his expertise and global recognition in corporate governance and boardroom leadership, and are better for it,” said Dawn Farrell, Board Chair. “We are pleased to welcome Alister and the wealth of expertise and financial acumen he brings to the Board from his years as a Chief Financial Officer in the energy sector.”

Alister Cowan currently serves as Executive Advisor at Suncor Energy Inc. He was previously the company’s Chief Financial Officer from 2014 to 2023. Prior to joining Suncor, Mr. Cowan served as Chief Financial Officer of Husky Energy Inc. from 2008 to 2014. Before joining Husky Energy, he held various positions with companies throughout Europe, New Zealand, and Canada. Mr. Cowan is a graduate of Heriot-Watt University in the United Kingdom and a member of the Institute of Chartered Accountants of Scotland.

“I would like to add my deep gratitude for Curt’s service to Chemours and especially for his support and thought partnership in driving long term stakeholder value in my capacity as CEO. I am delighted to have Alister joining our Board of Directors,” said Mark Newman, Chemours President and CEO. “His global perspective, background and knowledge will complement the diverse perspectives and broad experience of our directors as we work together to create a better world through the power of Chemours’ chemistries.”

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products are sold under prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

CONTACTS:

INVESTORS

Brandon Ontjes

VP, Financial Planning & Analysis and Investor Relations

+1.302.773.3300

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski

Manager, Media Relations & Financial Communications

+1.302.219.7140

media@chemours.com